UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STONEMOR PARTNERS L.P.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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StoneMor Partners L.P.

311 Veterans Highway, Suite B

Levittown, PA 19056

Dear Unitholder:

You are cordially invited to attend the special meeting, in lieu of an annual meeting, of unitholders of StoneMor Partners L.P. to be held on Wednesday, July 14, 2010 at 10:00 a.m., Eastern Daylight Time, at the offices of Blank Rome LLP located at One Logan Square, 130 North 18th Street, Philadelphia, PA 19103.

Details regarding the business to be conducted at the special meeting are described in the accompanying notice of the special meeting and proxy statement. We encourage you to read these materials carefully.

Your vote is important. Whether you plan to attend the special meeting in person or not, we hope you will vote as soon as possible. You may vote electronically through the Internet or by telephone, as described in the accompanying materials, or by completing and signing the enclosed proxy card and returning it in the self-addressed envelope provided for your convenience. Please review the instructions on each of your voting options described in this proxy statement.

On behalf of the board of directors of our general partner, StoneMor GP LLC, I would like to express our appreciation for your continued support. We look forward to seeing you at the special meeting.

STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC,
our general partner

Name:	Lawrence Miller
Title:	Chief Executive Officer, President and Chairman of the Board of Directors

June 4, 2010

STONEMOR PARTNERS L.P.

311 Veterans Highway, Suite B

Levittown, PA 19056

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

TO BE HELD ON JULY 14, 2010

Important Notice Regarding the Availability of Proxy Materials for the

Special Meeting of Unitholders to Be Held on July 14, 2010:

the Notice of the Special Meeting, Proxy Statement and Proxy Card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=13687

To Our Unitholders:

The special meeting, in lieu of an annual meeting, of unitholders of StoneMor Partners L.P. will be held on Wednesday, July 14, 2010 at 10:00 a.m., Eastern Daylight Time, at the offices of Blank Rome LLP located at One Logan Square, 130 North 18th Street, Philadelphia, PA 19103, for the following purposes:

(i)	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

(ii)	to approve an amendment of the StoneMor Partners L.P. Long-Term Incentive Plan, as amended, to increase the number of common units issuable under such plan by 500,000 common units from 624,000 to 1,124,000 and to create greater flexibility as to the type of awards that may be granted under the incentive plan; and

(iii)	to transact such other business as may properly come before the special meeting or any postponement or adjournment thereof.

You may obtain directions to the offices of Blank Rome LLP by contacting Blank Rome LLP directly at 215-569-5500 or accessing the firm’s Web site at http://www.blankrome.com/index.cfm?contentID=50&itemID=1.

Only unitholders of record at the close of business on May 20, 2010 are entitled to notice of, and to vote at, the special meeting and at any postponements or adjournments thereof.

YOUR VOTE IS IMPORTANT. YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO VOTE YOUR COMMON UNITS PROMPTLY TO ENSURE THEY ARE REPRESENTED AT THE SPECIAL MEETING. YOU MAY SUBMIT YOUR PROXY VOTE BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET AS DESCRIBED IN THE FOLLOWING MATERIALS OR BY COMPLETING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

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STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC,
our general partner

Name:	William R. Shane
Title:	Executive Vice President, Chief Financial Officer and Director

Levittown, Pennsylvania

June 4, 2010

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STONEMOR PARTNERS L.P.

311 Veterans Highway, Suite B

Levittown, PA 19056

PROXY STATEMENT

Special Meeting of Unitholders

To Be Held on July 14, 2010

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials to you in connection with the solicitation of proxies by the board of directors of our general partner to be voted at the special meeting, in lieu of an annual meeting, of unitholders of StoneMor Partners L.P. and any adjournments or postponements thereof. The notice of the special meeting, this proxy statement and the accompanying form of proxy are first being sent or given to our unitholders on or about June 4, 2010.

Unless the context requires otherwise, references to “we,” “us” or “our” in this proxy statement refer to StoneMor Partners L.P. and its subsidiaries.

What is a proxy?

A proxy is your legal designation of another person, also referred to as the “proxy,” to vote on your behalf. By properly signing and returning the enclosed proxy card or by voting by Internet or telephone, you are giving the persons who our general partner’s board of directors designated as proxies the authority to vote your common units representing limited partner interests, referred to as “common units,” in the manner that you indicate on your proxy card or by voting by Internet or telephone. The board of directors has designated Mr. Lawrence Miller and Mr. William Shane, acting together or singly, to serve as proxies for the special meeting.

When and where will the special meeting be held?

The special meeting in lieu of an annual meeting will be held on Wednesday, July 14, 2010 at 10:00 a.m., Eastern Daylight Time, at the offices of Blank Rome LLP located at One Logan Square, 130 North 18th Street, Philadelphia, PA 19103.

What is the purpose of the special meeting?

At the special meeting, our unitholders will consider and vote upon:

(i)	the ratification of the appointment of Deloitte & Touche LLP as our independent registered pubic accounting firm for the fiscal year ending December 31, 2010; and

(ii)	the amendment of the StoneMor Partners L.P. Long-Term Incentive Plan, as amended, referred to as the “incentive plan,” to increase the number of common units issuable under the incentive plan by 500,000 common units from 624,000 to 1,124,000 and to create greater flexibility as to the type of awards that may be granted under the incentive plan; and

(iii)	such other business as may properly come before the special meeting or any postponement or adjournment thereof.

Who is entitled to vote at the special meeting?

All unitholders who owned common units at the close of business on the record date, May 20, 2010, are entitled to notice of the special meeting and to vote the common units that they held at the close of business on the record date at the special meeting, or any adjournments or postponements thereof. Each unit is entitled to one vote on each matter properly brought at the special meeting. There were 13,537,835 common units issued and outstanding at the close of business on the record date.

How many common units must be present or represented by proxy at the special meeting to conduct business at the special meeting?

A quorum of unitholders is necessary to hold a valid special meeting. In order for a quorum to be present at the special meeting, a majority of the issued and outstanding common units at the close of business on the record date must be present in person or represented by proxy at the special meeting. All such common units that are present in person or represented by proxy at the special meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes.

How do I vote my common units if they are registered in my name?

If your common units are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those common units, the unitholder of record and we directly provided these proxy materials to you. Unitholders of record may vote in person at the special meeting or by proxy using the enclosed proxy card, by telephone or electronically through the Internet.

The deadline for unitholders of record to vote by telephone or electronically through the Internet is 11:59 p.m., Eastern Daylight Time, on July 13, 2010. Set forth below is a summary of the voting methods which unitholders of record may utilize to submit their votes by proxy:

Vote by Telephone — 1-800-PROXIES (1-800-776-9437), or 1-718-921-8500 for unitholders calling from outside the United States. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter the company number, account number and your control number, which are located on your proxy card and then follow the directions given.

Vote Electronically through the Internet — http://www.voteproxy.com. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the Web site. You will be prompted to enter the company number, account number and your control number, which are located on your proxy card to create and submit an electronic ballot.

Vote by Mail — Complete, sign and date your proxy card and return it in the postage-paid envelope we have provided you. If you are a unitholder of record and you do not have the prepaid envelope, please mail your completed proxy card to Operation Center, American Stock Transfer & Trust Company LLC, 6201 15th Avenue, Brooklyn, NY 11219-9821.

Whether or not you plan to attend the special meeting, we urge you to vote promptly using one of these methods to ensure your vote is counted.

If you vote by telephone or electronically through the Internet, you do not need to return your proxy card.

Please note that although there is no charge to you for voting by telephone or electronically through the Internet, there may be costs associated with electronic or telephonic access such as usage charges of Internet service providers and telephone companies. We do not cover these costs; they are solely your responsibility. Please note, the telephone and Internet voting procedures available to you are valid forms of granting proxies under the Delaware Revised Uniform Limited Partnership Act and our Second Amended and Restated Agreement of Limited Partnership.

How do I vote my common units if they are held in “street name”?

If your common units are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of common units held in “street name.” The organization holding your common units is considered the unitholder of record for purposes of voting at the special meeting and such organization provided you with these proxy materials.

As a beneficial owner of common units held in “street name,” you have the right to direct the organization holding your common units on how to vote the common units held in your account using the voting instructions received from such organization. Your broker will not vote your common units for the amendment of the incentive plan unless you provide instructions on how to vote. Please contact your broker if you have not received a request for voting instructions.

You may vote in person at the special meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your common units giving you the right to vote the common units at the special meeting.

What is a broker non-vote?

A broker non-vote occurs when common units held of record by a broker are not voted with respect to a proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. If you are a beneficial owner whose common units are held of record by a broker, your broker has discretionary voting authority to vote your common units on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the amendment of the incentive plan without instructions from you, in which case a broker non-vote will occur and your common units will not be voted on this matter.

What can I do if I change my mind after I vote?

If you are a unitholder of record, you can revoke your proxy at any time before it is voted at the special meeting by:

•	sending a written notice of revocation to Mr. Timothy Yost at StoneMor Partners L.P., 311 Veterans Highway, Suite B, Levittown, PA 19056 before taking of the vote at the special meeting;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet, in a timely manner; or

•	voting by ballot at the special meeting.

Please note that attendance at the special meeting will not cause your previously granted proxy to be revoked unless you specifically so request as described above. If you have instructed your broker how to vote your common units and wish to change those instructions before the vote at the special meeting, you must follow the directions received from your broker.

All common units for which proxies have been properly submitted and not revoked will be voted at the special meeting.

Will my proxy confer any discretionary voting authority?

Whether or not you are able to attend the special meeting, you are urged to complete and return your proxy, which will be voted as you direct on your proxy when properly completed. If you sign your proxy card and return it without indicating how you would like to vote your common units, your proxy will be voted as the board of directors recommends, which is:

(i)	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(ii)	“FOR” the amendment of the incentive plan to increase the number of common units issuable under such plan by 500,000 common units from 624,000 to 1,124,000 and to create greater flexibility as to the type of awards that may be granted under the incentive plan.

The board of directors is not aware of any other matters that will come before the special meeting or any postponement or adjournment of the special meeting. If any other matters properly come before the special meeting or any postponement or adjournment of the special meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.

In addition, the proxy confers discretionary authority to vote with respect to matters incident to the conduct of the meeting.

What vote is required to ratify the appointment of Deloitte & Touche LLP and approve the amendment of the incentive plan?

The ratification of the appointment of Deloitte & Touche LLP, the approval of the amendment of the incentive plan and the approval of any other business as may properly come before the special meeting, or any postponement or adjournment thereof, requires the affirmative vote of a majority of the issued and outstanding common units entitled to vote and that are present in person or by proxy at the special meeting. Under Delaware law, an abstention on any of these proposals will have the same legal effect as an “against” vote. A broker non-vote will not be counted as having been voted on, or as a vote “against,” any of these proposals or the approval of any other business as may properly come before the special meeting, or any postponement or adjournment thereof.

Who is paying for this proxy solicitation?

We will bear the cost of preparing, printing and mailing the proxy materials. In addition to mailing the proxy materials, proxies may be solicited by directors, officers, and employees of our general partner in person or by telephone, who will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice.

We have retained Innisfree M&A Incorporated, referred to as “Innisfree,” a firm experienced in the solicitation of proxies on behalf of public companies, to assist in the proxy solicitation process at a fee of approximately $7,000. In addition, we have agreed to pay Innisfree $5.50 for each call it receives from or makes to individual record holders or non-objecting beneficial owners, as well as a service fee of $5.00 for each invoice from banks, brokers or agents that Innisfree pays on our behalf, if any. We have also agreed to reimburse Innisfree for certain costs and expenses and to indemnify it for any claims or liabilities it may incur as a result of the proxy solicitation.

PROPOSAL ONE – RATIFICATION OF APPOINTMENT OF

DELOITTE & TOUCHE LLP

Deloitte & Touche LLP served as our independent registered public accounting firm and conducted the audit of our consolidated financial statements for each of the fiscal years ended December 31, 2009 and 2008. The audit committee of the board of directors of our general partner has approved the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2010. You are being asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

A representative of Deloitte & Touche LLP is expected to be present at the special meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from unitholders.

Unitholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by applicable law, or by our Certificate of Limited Partnership, Second Amended and Restated Agreement of Limited Partnership or other governing documents. Nonetheless, the audit committee of the board of directors of our general partner is submitting the appointment of Deloitte & Touche LLP to the unitholders as a matter of good corporate practice. If the unitholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain the firm; provided, however, the audit committee retains the right to continue to engage Deloitte & Touche LLP. Even if the appointment is ratified, the audit committee may, in its discretion, direct the engagement of a different independent registered public accounting firm at any time during the year if it determines that such change would be in our best interests and in the best interests of our unitholders.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees paid or accrued for professional services rendered by Deloitte & Touche LLP for the audit of our annual financial statements for fiscal years ended December 31, 2009 and 2008 and the aggregate fees paid or accrued for audit-related services and all other services rendered by Deloitte & Touche LLP for fiscal years ended December 31, 2009 and 2008.

	Year Ended December 31,
	2009	2008
Audit fees	$1,277,352	$944,000
Audit-related fees	829,010	1,094,447
Tax fees	883,600	589,245

	$2,989,962	$2,627,692

The category of “Audit fees” includes fees for our annual audit, quarterly reviews and services rendered in connection with regulatory filings with the SEC, such as the issuance of comfort letters and consents.

The category of “Audit-related fees” includes fees for services related to employee benefit plan audits, internal control reviews and accounting consultation.

The category of “Tax fees” includes fees for the consultation and preparation of federal state and local tax returns.

All above audit services, audit-related services and tax services were pre-approved by the audit committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The audit committee’s outside auditor independence policy provides for pre-approval of all services performed by the outside auditors.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

PROPOSAL TWO – AMENDMENT OF STONEMOR PARTNERS L.P.

LONG-TERM INCENTIVE PLAN

General Information About the Incentive Plan

In view of our growth since our initial public offering, you are being asked to approve an amendment of the incentive plan to increase the number of common units issuable under such plan by 500,000 common units from 624,000 to 1,124,000. The amendment also eliminates a board imposed limitation on the type of awards to employees that may be granted under the incentive plan in order to give the board and the compensation committee additional flexibility in making grants. Under the existing incentive plan, once outstanding awards equal 424,000 common units, the board imposed a limit on the types of awards available to employees to options and unit appreciation rights, referred to as “UARs,” and prohibited restricted and phantom unit awards, and distribution equivalent rights, referred to as “DERs,” granted in tandem with options or UARs, and other types of awards as described below. The board does not believe that these limitations on types of awards are any longer necessary in light of recent trends in employee compensation and the growth of the company.

Our common units are listed on The NASDAQ Stock Market, LLC, referred to as “NASDAQ.” We are asking for your approval of the amendment of the incentive plan to comply with the NASDAQ listing rules requiring unitholder approval of material amendments to an equity compensation plan, pursuant to which common units may be acquired by officers, directors, employees or consultants.

In 2004, the board of directors of our general partner adopted the incentive plan because it is important to have equity-based incentives available to attract and retain qualified employees, consultants and directors who are essential to our success and the success of our affiliates and to link the interests and efforts of such persons to the long-term interests of our unitholders. The incentive plan was later amended to, among other matters, increase the number of common units available under the incentive plan to 624,000 and require that all awards that are subject to Section 409A, referred to as “Section 409A,” of the Internal Revenue Code of 1986, as amended, referred to as the “Code,” comply with Section 409A as necessary to allow the deferral of federal income tax on the deferred compensation resulting from the award.

Effective April 19, 2010, subject to unitholder approval, the board of directors of our general partner, upon the recommendation of the Nominating, Compensation and Corporate Governance Committee, referred to as the “compensation committee,” of the board of directors, in view of our growth since our 2004 initial public offering, approved an amendment of the incentive plan, to increase the number of common units authorized for issuance under such plan by 500,000 common units from 624,000 to 1,124,000 and to create greater flexibility as to the type of awards that may be granted under the incentive plan.

As of the record date, there were 69,197 common units underlying phantom units, UARs and DERs outstanding under the incentive plan. As of record date, approximately 194,303 common units remained available for future issuance under the incentive plan to employees, consultants and directors.

On December 16, 2009, subject to the approval of our unitholders in accordance with the requirements of NASDAQ listing rules, we granted, in the aggregate: (i) 814,000 UARs to our non-employee directors, executive officers and certain of our other key employees; and (ii) 20,000 phantom units to our executive officers. The approval of this Proposal Two by our unitholders will constitute the approval necessary for the exercise of such UARs or settlement in common units of such phantom units in accordance with NASDAQ listing rules.

As of May 27, 2010, the last reported sale price of common units on NASDAQ was $19.60.

Reasons for the Board of Directors’ Recommendation

The board of directors of our general partner believes that increasing the total number of common units available for awards under the incentive plan is necessary to ensure that a sufficient and reasonable number of common units will be available to fund our compensation programs to: (i) aid in the retention of key employees who are important to our success; (ii) motivate employee and director contributions through equity ownership in us; (iii) align potential increases in compensation to our financial results that generally drive the value of our common units; and (iv) pay our directors. If the amendment of our incentive plan is not approved, we will not have sufficient common units available under the incentive plan for long-term compensation awards to our employees and directors, consistent with our prior practices.

Summary of the Incentive Plan

The following is a summary description of the incentive plan. A copy of the incentive plan, as amended, is attached to this proxy statement as Appendix A. The statements made in this proxy statement with respect to the incentive plan and the amendment of the incentive plan should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the incentive plan, as amended, which is attached hereto as Appendix A.

Purpose

The incentive plan is intended to promote our interests and the interests of our general partner by providing to employees, consultants and directors of our general partner and its affiliates incentive compensation awards for superior performance. The incentive plan is also contemplated to enhance our ability and the ability of our general partner and its affiliates to attract and retain the services of individuals who are essential for our growth and profitability and to encourage them to devote their best efforts to advancing our business and their respective employers.

Administration

The incentive plan is administered by the compensation committee. The compensation committee has full power and authority to: (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of common units to be covered by awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent, and under what circumstances awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the incentive plan and any instrument or agreement relating to an award made under the incentive plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the incentive plan; and (viii) make any other determination and take any other action that the compensation committee deems necessary or desirable for the administration of the incentive plan.

Each member of the compensation committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” and is an independent director, as defined by the rules and regulations of NASDAQ and the Securities and Exchange Commission, referred to as the “SEC.”

Participation

The incentive plan permits the grant of awards to employees and consultants of our general partner and its affiliates and non-employee directors of our general partner. The granting of awards under the incentive plan is at the discretion of our compensation committee; therefore, it is not possible to indicate which employees, consultants or directors may receive awards under the incentive plan in the future or the amount of the awards. As of the record date, approximately 2,242 employees, including six executive officers and six non-employee directors were eligible to receive awards; however, additional participants may be added as is necessary or appropriate based upon our size and structure.

Types of Awards

Awards under the incentive plan may be in the form of: (i) phantom units; (ii) restricted units; (iii) options to acquire common units; (iv) UARs; (v) DERs; and (vi) unit distribution rights, referred to as “UDRs.” Awards under the incentive plan may be granted either alone or in addition to, in tandem with or in substitution for any other award granted under the incentive plan. Awards granted in addition to or in tandem with other awards may be granted either at the same time as or at a different time from the other award.

Phantom Units. A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit, or at the discretion of our compensation committee, the cash equivalent of the fair market value of a common unit. The compensation committee determines the number of phantom units to be granted, the period of time when the phantom units are subject to forfeiture, vesting or forfeiture conditions, which may include accelerated vesting upon the achievement of certain performance goals, and such other terms and conditions the compensation committee may establish, including whether DERs are granted with respect to phantom units.

Restricted Units. The compensation committee determines the number of restricted units to be granted, the period of time when the restricted units are subject to forfeiture, vesting or forfeiture conditions, which may include accelerated vesting upon the achievement of certain performance goals, and such other terms and conditions the compensation committee may establish. Upon or as soon as reasonably practical following the vesting of a restricted unit, the participant is entitled to have the restrictions removed from the unit certificate so that the unit will be unrestricted.

Options. The compensation committee determines the number of common units underlying each option, whether DERs also are to be granted with the common unit option, the exercise price and the conditions and limitations applicable to the exercise of the common unit option.

UARs. A UAR entitles the grantee to receive the excess of the fair market value of a common unit on the exercise date over the exercise price established for such UAR, which may be paid in cash or common units at the discretion of the compensation committee. The compensation committee determines the number of common units to be covered by each grant, whether DERs are granted with respect to such UAR, the exercise price and the conditions and the limitations applicable to the exercise of the UAR, which may include accelerated vesting upon the achievement of certain performance goals.

Tandem DERs. A DER entitles the grantee to receive an amount, payable either in cash or common units at the discretion of the compensation committee, equal to the cash distributions we make with respect to a unit during the period the award is outstanding. At the discretion of the compensation committee, a grant of common unit options, phantom units or UARs may include a tandem grant of DERs, which may provide that the DERs will be paid directly to the participant, be credited to an account subject to the same restrictions as the common unit options award, phantom unit award or UAR award, as applicable, or be subject to such other provisions and restrictions as determined by the compensation committee.

UDRs. A UDR is a distribution made by us with respect to a restricted unit. At the discretion of the compensation committee, a grant of restricted units may also provide for a UDR, which will be subject to the same forfeiture and other restrictions as the restricted units. If restricted, the distributions will be held, without interest, until the restricted unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. When there is no restriction on the UDRs, UDRs will be paid to the holder of the restricted unit without restriction.

Amendment

Our general partner’s board of directors or the compensation committee has the right to amend, alter, suspend, discontinue or terminate the incentive plan in any manner, including increasing the number of common units available for awards under the incentive plan. The compensation committee may waive any conditions or rights under, amend any terms of, or alter any award granted without the participants’ consent, so long as the change in the award will not materially reduce the benefit to the participant. In addition, the terms and conditions of the awards may be adjusted in recognition of unusual or nonrecurring events, and other events affecting our company or our financial statements, or of changes in applicable laws, regulations or accounting principles, whenever the compensation committee determines such adjustments are appropriate to prevent dilution or enlargement of benefits or potential benefits intended to be available under the incentive plan or an award.

Term and Termination

The incentive plan became effective upon the date of its approval by the board of directors of our general partner on September 10, 2004. The incentive plan will continue in effect until the earliest of (i) the date determined by the board of directors of our general partner; (ii) the date that common units are no longer available for payment of awards under the incentive plan; or (iii) the tenth anniversary of the incentive plan. The authority of the board of directors or the compensation committee of our general partner’s board of directors to amend or terminate any award granted prior to such termination, as well as the awards themselves, will extend beyond such termination date.

Other Provisions

Source of Award. Common units delivered in connection with an award may be common units acquired by our general partner in the open market, common units acquired by our general partner directly from us, any affiliate or any other person, or any combination of the foregoing.

Certain Adjustments. The incentive plan provides that our compensation committee may make adjustments to the incentive plan and outstanding awards to prevent dilution or enlargement of benefits upon certain changes in our capitalization, including by reason of distribution, split, recapitalization or combination.

Change of Control. All awards granted under the incentive plan automatically vest and become payable or exercisable, as the case may be, in full upon a change of control of us or our general partner.

Transferability. To the extent specifically provided by the compensation committee, no award under the incentive plan is transferable by a incentive plan participant other than transfers by a participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the compensation committee may establish from time to time.

Forfeiture of Award. If a director’s membership on the board of directors of our general partner terminates for any reason, or an employee’s employment with our general partner and its affiliates terminates for any reason, his or her unvested awards will be automatically forfeited unless, and to the extent that, our compensation committee or grant agreements provide otherwise.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences applicable to awards under the incentive plan. This summary is qualified in its entirety by references to the Code and the regulations adopted under the Code. The provisions of the Code described in this section include current tax law only and do not reflect any proposals to revise current tax law. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on his or her specific circumstances. The federal income tax consequences applicable to officers, directors, and other persons who are subject to potential liability under Section 16(b) of the Exchange Act may be different than the federal income tax consequences applicable to persons who are not subject to Section 16(b). The federal income tax consequences applicable to all persons, whether or not subject to Section 16(b), are described below.

The incentive plan is not a qualified employee benefit plan under Section 401(a) of the Code. Generally, income will be realized for federal income tax purposes by a participant at the time units or cash are delivered to a participant in the incentive plan in respect of an award, except that, in the case of restricted units (which are not phantom units) and UARs made in the form of additional units, ordinary income will be realized at the time the units are no longer subject to a substantial risk of forfeiture.

Phantom Units. A recipient of phantom units will not recognize any taxable income at the time of grant. When the phantom units vest, if the recipient receives a cash payment in respect of such phantom units, the recipient will recognize ordinary income equal to the amount of such payment. If the recipient receives common units in respect of such phantom units, the recipient will recognize ordinary income equal to the fair market value of our common units on the vesting date. The recipient will recognize as a capital gain or loss any profit or loss realized on the sale or exchange of any common units disposed of or sold. Subject to Section 162(m), we will generally be entitled to a deduction, in the amount of the ordinary income recognized by the recipient, for our taxable year in which the recipient recognizes such income.

Restricted Units. A recipient of restricted units is not required to include the value of such units in income until the first time such recipient’s rights in the units are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless such recipient timely files an election under Section 83(b) of the Code, to be taxed on the receipt of the restricted units. In either case, the amount of such income will be equal to the fair market value of our common units at the time the income is recognized. The recipient will recognize as a capital gain or loss any profit or loss realized on the sale or exchange of any common units disposed of or sold. Subject to Section 162(m), we will generally be entitled to a deduction, in the amount of the ordinary income recognized by the recipient, for our taxable year in which the recipient recognizes such income.

Options. A recipient of unit options will not recognize any taxable income at the time of grant. Subject to Section 409A upon exercise of a unit option, the recipient will recognize ordinary income equal to the difference between the exercise price and the fair market value of our common units on the date of exercise. The recipient will recognize as a capital gain or loss any profit or loss realized on the sale or exchange of any common units disposed of or sold. Subject to Section 162(m), we will generally be entitled to deduct an amount equal to the difference between the exercise price and the fair market value of our common units on the date of exercise.

Options are intended to meet the requirements of the performance-based exemption to Section 162(m) but there is no guarantee that each individual option will do so. Furthermore, there is no guarantee that income recognized in connection with other awards issued under the incentive plan will meet the requirements of the performance-based exemption to Section 162(m).

UARs. A recipient of UARs will not recognize any taxable income at the time of grant. However, the participant will be subject to federal income tax upon exercise of his or her UAR in an amount equal to the payment received at such time. Such income will be compensation income (not capital gain).

Tandem DERs. A recipient of tandem DERs will not receive any taxable income at the time of grant. However, subject to Section 409A, when the recipient receives a cash payment or distribution of common units in respect to such tandem DERs, the recipient will recognize ordinary income equal to the amount of such cash payment or equal to the fair market value of the common units distributed, as applicable. The recipient of common units will recognize as capital gain or loss any profit or loss realized on the sale or exchange of any common units subsequently disposed of or sold. Subject to Section 162(m), we will generally be entitled to a deduction, in the amount of the ordinary income recognized by the recipient, for our taxable year in which the recipient recognizes such ordinary income.

UDRs. A recipient of UDRs will not receive any taxable income at the time of grant. However, subject to Section 409A, when the recipient receives a cash payment in respect to such UDR, the recipient will recognize ordinary income equal to the amount of such cash payment. Subject to Section 162(m), we will generally be entitled to a deduction, in the amount of the ordinary income recognized by the recipient, for our taxable year in which the recipient recognizes such ordinary income.

Section 162(m). Section 162(m) generally limits our federal income tax deduction for compensation paid in any year to an individual who, as of the end of the taxable year, is our chief executive officer and any other employee whose compensation is required to be reported to stockholders by reason of being among the three most highly compensated officers to $1 million, to the extent that such compensation is not “performance based compensation.”

Section 280G. Under Section 280G of the Code, a 20% excise tax is imposed upon named executive officers and other executive officers or employees who receive an “excess parachute payment” upon a change in control. An excess parachute payment is deemed to be received to the extent that the value of a change in control payment or benefit, including the value represented by the acceleration of vesting of awards under the incentive plan due to a change in control, together with all other change in control payments and benefits exceeds an amount approximating three times the employee’s average annual compensation, determined using the employee’s average taxable compensation over the five years preceding the year the change in control occurs. The company also loses its tax deduction for any excess parachute payments made.

Section 409. The incentive plan provides that all awards which are subject to Section 409A be made in compliance with the requirements of such section as needed in order to allow the deferral of federal income tax on the deferred compensation resulting from the award and to avoid the constructive receipt of such deferred compensation. The rules and regulations of Section 409A are complex, and guidance on point may be lacking with respect to whether the terms of a particular award are compliant with Section 409A. If an award should be made which is subject to Section 409A and is not in compliance with its requirements with respect to deferred compensation, then the participant would be subject to taxation in the year when the award was made (or possibly a later year, but before the participant expected to be taxed), and the tax imposed would include an additional tax of 20% of the amount of the compensation deemed received and possibly additional interest charges as well.

Grants of Awards to Certain Persons

The table below sets forth the awards outstanding as of the record date that were granted under the incentive plan to each of our named executive officers and non-employee directors, our current executive officers as a group, our current directors who are not executive officers as a group and all employees, including all current officers who are not executive officers, as a group.

Name and Position	Number of UARs(1)	Number of Phantom Units
Lawrence Miller, Chief Executive Officer, President and Chairman of the Board (1)	175,000	10,569.1543
William R. Shane, Executive Vice President, Chief Financial Officer and Director (1)	175,000	10,569.1543
Michael L. Stache, Senior Vice President and Chief Operating Officer	75,000	—
Robert Stache, Senior Vice President—Sales	75,000	—
Paul Waimberg, Vice President—Finance and Corporate Development	35,000	—
Timothy K. Yost, Vice President—Financial Reporting and Investor Relations	35,000	—
Gregg Strom, Vice President—Business Development	15,000	—
Howard L. Carver, Director	15,000	8,599.5456
Allen R. Freedman, Director	15,000	9,610.1119
Peter K. Grunebaum, Director	15,000	9,329.5337
Robert B. Hellman, Jr., Director	15,000	1,299.7677
Martin R. Lautman, Ph.D., Director	15,000	9,610.1119
Fenton R. Talbott, Director	15,000	9,610.1119
Executive Group (6 persons)	570,000	21,138.3086
Non-Executive Director Group (6 persons)	90,000	48,059.1827
Non-Executive Officer Employee Group (29 persons)	274,000	—
Total	934,000	69,197.4913

(1)	The exercise prices per unit and expiration dates of such outstanding UARs under the incentive plan are $18.80, expiring on December 16, 2014, and $24.14 expiring on November 27, 2011.

Equity Compensation Plan Information

The following table details information regarding our equity compensation plan as of December 31, 2009:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	244,351	(1)	$20.67	199,326
Equity compensation plans not approved by security holders	n/a		n/a	n/a
Total	244,351		$20.67	199,326

(1)	Represents common units that may be issued in connection with the exercise of the following securities: 180,250 phantom units granted to certain key employees in 2006, 20,000 phantom units granted to certain officers in 2009, and 43,693 phantom units granted to the directors of our general partner. In addition, as of December 31, 2009, 408 common units could be issued in connection with the exercise of 814,000 UARs granted to certain non-employee directors, executive officers and certain other key employees based on the UARs’ vesting period of 48 months and the market value per common unit of $19.75 as of December 31, 2009.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AMEND THE INCENTIVE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the record date, the beneficial ownership of our common units held by: (i) each person known by us to beneficially own more than 5% of our outstanding common units; (ii) each director and named executive officers of our general partner; and (iii) all directors and executive officers of our general partner as a group. Unless otherwise indicated, the address for each unitholder is c/o StoneMor Partners L.P., 311 Veterans Highway, Suite B, Levittown, PA 19056, and each beneficial owner named in the table is deemed to have sole voting and sole dispositive power of the common units set forth opposite such beneficial owner’s name.

Name and Address of Beneficial Owner (a)	Amount and Nature of Beneficial Ownership	Percent of Class
CFSI LLC (1)(2)	2,119,891	15.7%
Cornerstone Family Services LLC (2)
MDC Management Company IV, LLC (2)
McCown De Leeuw & Co. IV, L.P. (2)
McCown De Leeuw & Co. IV Associates, L.P. (2)
Delta Fund LLC (2)
David De Leeuw (2)
George McCown (2)	2,124,891	15.7%
Lawrence Miller (3)	126,520	*
William R. Shane (4)	126,520	*
Michael Stache	39,472	*
Robert Stache	39,472	*
Paul Waimberg	6,463	*
Timothy Yost	6,900	*
Gregg Strom	12,814	*
Howard L. Carver	4,560	*
Allen R. Freedman (5)	27,132	*
Robert B. Hellman, Jr. (2)(6)	2,124,891	15.7%
Martin R. Lautman, Ph.D.	93,561	*
Fenton R. Talbot	25,167	*
Peter Grunebaum	6,650	*
All directors and executive officers as a group (12 persons)	2,598,808	19.2%

*	Less than one percent
(a)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common units. The address for all our directors and executive officers is c/o StoneMor Partners L.P., 311 Veterans Highway, Suite B, Levittown, PA 19056.
(1)	CFSI LLC holds all of the outstanding Class A units in our general partner. Our general partner’s Limited Liability Company Agreement provides that the directors of our general partner will be elected by a plurality vote of Class A units in our general partner; provided however, that so long as Mr. Miller serves as the Chief Executive Officer of our general partner, he will also serve as a director of our general partner, and so long as Mr. Shane serves as Chief Financial Officer of our general partner, he will also serve as a director of our general partner. See Note 2.
(2)

McCown De Leeuw & Co. IV, L.P., McCown De Leeuw & Co. IV Associates, L.P. and Delta Fund LLC (collectively referred to as “McCown De Leeuw funds”), MDC Management Company IV, LLC, Robert Hellman, Jr., George McCown, David De Leeuw, CFSI LLC and Cornerstone Family Services LLC filed a Schedule 13D with the SEC on November 23, 2009. The information included in this table for such persons is based on the information disclosed in this Schedule 13D. The filing indicates that CFSI LLC, Cornerstone Family Services, LLC, MDC Management Company IV, LLC and the McCown De Leeuw funds have sole voting and dispositive power over 2,119,891 common units; Messrs. De Leeuw, McCown and

Hellman have shared voting and dispositive power over 2,119,891 common units; and Messrs. McCown and Hellman have sole voting and dispositive power over 5,000 common units directly owned by each of them. The McCown De Leeuw funds control CFSI LLC and Cornerstone Family Services LLC, which has an equity interest in CFSI LLC. MDC Management Company IV, LLC is the general partner of McCown De Leeuw & Co. IV, L.P. and McCown De Leeuw & Co. IV Associates, L.P. Certain key investment decisions are made by the unanimous consent of the managing members of MDC Management Company IV, LLC, who are George McCown, David De Leeuw and Robert B. Hellman, Jr. In addition, Messrs. Hellman and McCown, collectively, have investment and voting control over any securities held by Delta Fund LLC. The address of CFSI LLC and Cornerstone Family Services, LLC is 311 Veterans Highway, Suite B, Levittown, PA 19056. The address of MDC Management Company IV, LLC, the McCown De Leeuw funds and Mr. McCown is 950 Tower Lane, Suite 800, Foster City, CA 94404. The address of Mr. De Leeuw is 535 Madison Avenue 4th Floor, New York NY 10022.
(3)	Includes 32,186 common units held by LDLM Associates, LP, and 28,500 common units held by Osiris Investments, LP. Mr. Miller is the grantor and trustee of the Miller Revocable Trust, which is the general partner of LDLM Associates, LP. Mr. Miller is also a limited partner of LDLM Associates, LP, holding 98% of its limited partner interests. Mr. Miller and Mr. Shane are each 50% members of Osiris Investments LLC, which is the general partner of Osiris Investments LP. Mr. Miller therefore may be deemed to beneficially own all of the units beneficially owned by LDLM Associates, LP and Osiris Investments, LP.
(4)	Includes 32,186 common units held by Ten Twenty, LP and 28,500 common units held by Osiris Investments, LP. Mr. Shane is the general partner of Ten Twenty LP. Mr. Miller and Mr. Shane are each 50% members of Osiris Investments LLC, which is the general partner of Osiris Investments LP. Mr. Shane therefore may be deemed to beneficially own all of the units beneficially owned by Ten Twenty LP and Osiris Investments, LP.
(5)	Includes 21,798 common units held by Mr. Freedman’s spouse and over which Mr. Freedman may be deemed to have beneficial ownership.
(6)	Includes 2,119,891 common units held by CFSI LLC. See Note 2.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Our Compensation Process

Our business is managed by the directors, officers and employees of StoneMor GP LLC, our general partner. We have no employees of our own. Accordingly, all decisions relating to compensation of the executive officers and directors of our general partner are made by the board of directors of our general partner, which we refer to as the board. The compensation committee is responsible for making recommendations to the board regarding the compensation of executive officers and outside directors and for overseeing all executive officer compensation programs, plans and policies, including those involving the issuance of equity securities.

Our general partner does not receive any management fee or other compensation for managing our business, but is reimbursed by us for all expenses incurred on our behalf. These expenses include all expenses necessary or appropriate to the conduct of our business and allocable to us. The partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. All items of cash compensation reflected in the tables below were incurred on our behalf by our general partner and reimbursed by us.

Objectives and Overview of Our Compensation Programs

Our compensation programs are designed by the board and compensation committee to attract and retain high quality executive officers, to motivate them to achieve our business goals and to maximize the value of our unitholders’ investment by aligning the interests of our executive officers with the interests of our unitholders. Our business goals are to increase our revenues, profits and cash distributions from existing operations, facilitate our growth through acquisitions, promote a cohesive team effort and provide a workplace environment that fosters compliance with the laws and regulations applicable to our business. Our compensation programs include short-term elements, such as annual base salary and annual incentive cash bonus, as well as longer term elements such as equity based awards. Our executive officers also receive health, disability and life insurance benefits, available generally to all other employees, and automobile allowances, and are entitled to defer a portion of their compensation pursuant to our 401(k) retirement plan. We do not match any contributions under that plan.

Our general partner has entered into written employment agreements, as amended, with four of our executive officers, Messrs. Miller, Shane, M. Stache and R. Stache. Each agreement is for an initial term of one-year and automatically extends for successive one year terms unless either party gives a 90 day written notice of non-renewal.

How the Elements of Our Executive Compensation Program Further Our Business Goals

The primary elements of our executive compensation program are described below. We have no formula for allocating between long or short-term compensation, cash or non-cash compensation, or among different forms of non-cash compensation, all of which allocations are determined at the discretion of the board and compensation committee.

Base Salary. Base salary is the guaranteed element of our executive officers’ compensation. The amount of base salary reflects the subjective assessment of the compensation committee and board, taking into consideration, the experience of the executive, the competitive market for similarly skilled executives, the complexity of the executive’s job, and our size, financial capabilities and business goals.

Annual Cash Incentive Bonus. Our annual cash incentive bonus program is designed to motivate our executives to achieve our short-term earnings growth and cash distribution goals. For 2009, our goal was to exceed a pre-determined level of earnings before depreciation, interest, taxes and amortization, or EBITDA. The minimum EBITDA goal, the other elements of our annual cash incentive bonus program and the identity of the participants in the program were determined at the discretion of the board of directors and compensation committee, after considering the recommendations of our chief executive officer. Because we did not achieve our EBITDA goal in 2009, no annual cash incentive bonus was paid for 2009 performance.

Long-Term Incentive Plan. Awards under the incentive plan are designed to motivate our executives to remain employed by us for a sufficient period of time to achieve our long-term business goals and increase unit-holder value.

Unless otherwise specified in the award agreements, unvested awards under the incentive plan are forfeited upon an executive’s termination of employment. Pursuant to certain key employee restricted phantom unit agreements and unit appreciation rights agreements with our executives, unvested awards under the incentive plan are forfeited if employment terminates for any reason other than a change of control, death, permanent disability or retirement at age 65, in certain agreements, or other age approved by the compensation committee. The grant of awards under the incentive plan is made at the discretion of the board of directors after considering recommendations of the compensation committee and our chief executive officer.

The 2009 awards made under the incentive plan to our executive officers were awards of restricted phantom units, which become payable, in cash or common units, at our election, upon the separation of the executive from service or upon the occurrence of certain other events specified in the applicable agreement, and unit appreciation rights, which vest ratably over a period of approximately four years. We made no such grants in either 2008 or 2007.

The board does not have a program, plan or practice to time grants of awards in coordination with release of material non-public information. The grants of awards made in 2009 to our named executive officers were made at the same time as grants to other employees, and the timing of such awards was determined at the discretion of the board and compensation committee.

Severance Payments. The employment agreements for each of Messrs. Miller, Shane, M. Stache and R. Stache, which were entered into in 2004 and since amended, provide for severance payments in the amount of 2.5 times base salary in the event an executive’s employment is terminated by our general partner without cause or by the executive for good reason. In that circumstance, all of the executive’s unvested equity awards will vest and the executive will be entitled to the continuation of insurance benefits for an agreed period or a cash equivalent (see “Employment Agreements”). The amount of the severance payment and other benefits provided for in the employment agreements were determined by negotiation between the board and each of the executives and reflect the board’s belief at the time such agreements were entered into that the amounts of such payments and benefits and the circumstances under which they would be paid or provided were reasonable. We do not provide cash payments to executives that are triggered by a change of control of our company or our general partner, but upon such a change of control all of our executives’ unvested equity awards will vest.

Perquisites. The perquisites provided to our executive officers are described in Footnote 3 to the Summary Compensation Table. All such perquisites are provided in accordance with the executives’ employment agreements, except that Mr. Strom, who does not have a written employment agreement, receives perquisites that are identical to those provided to M. Stache and R. Stache.

Executive Pay Parity. We provide each of Messrs. Miller (our CEO, President and Chairman) and Shane (our Executive Vice President, Chief Financial Officer and Director) with identical salaries, bonuses, long-term incentives and perquisites, and we provide each of Messrs. M. Stache (our Senior Vice President and Chief Operating Officer) and R. Stache (our Senior Vice President—Sales) with identical salaries, bonuses and long-term incentives and perquisites. The board and compensation committee believe that pay parity among similar level executives fosters team work and minimizes internal dissension.

Other Matters

The compensation committee and board did not engage outside compensation consultants in 2009 but did consider available comparable company data in making compensation related decisions in 2009. The board has not established a policy for the adjustment of any compensation award or payment if the relevant performance measures on which they are based are restated or adjusted. The board has not established any security ownership guidelines for executive officers and considered the existing equity ownership levels of recipients of awards made during 2009. The board considered the impact of accounting and tax treatments to us and the recipients in granting awards in 2009 under the incentive plan.

Compensation Committee Report

The Compensation, Nominating and Corporate Governance Committee of the board of directors of our general partner has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2009. Based on such review and discussions, the Compensation, Nominating and Corporate Governance Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and our proxy statement, as applicable.

This Compensation Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of the Annual Report on Form 10-K or our proxy statement, as applicable, except to the extent that we specifically request that the report be incorporated by reference.

By the Compensation, Nominating and Corporate Governance Committee.

Fenton R. Talbott, Chairman

Robert B. Hellman, Jr.

Martin R. Lautman

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to our chief executive officer, our chief financial officer and our three other most highly compensated executive officers, referred to as named executive officers, for all services rendered in all capacities to us and our subsidiaries.

Name and Principal Position	Year	Salary			Stock Awards(1)		Option Awards (1)		Non-Equity Incentive Plan Compensation (2)		All other Compensation (3)		Total
Lawrence Miller Chief Executive Officer, President and Chairman of the Board	2009 2008 2007	$ $ $	392,308 400,000 378,000	(4) (4) (4)	$ $ $	188,000 — —	$ $ $	418,250 — —	$ $ $	— — 373,074	$ $ $	14,686 13,200 13,200	$ $ $	1,013,244 413,200 764,274	(5) (5) (5)

William R. Shane Executive Vice President, Chief Financial Officer and Director	2009 2008 2007	$ $ $	392,308 400,000 378,000	(4) (4) (4)	$ $ $	188,000 — —	$ $ $	418,250 — —	$ $ $	— — 373,074	$ $ $	14,715 13,200 13,200	$ $ $	1,013,273 413,200 764,274	(5) (5) (5)

Michael L. Stache Senior Vice President and Chief Operating Officer	2009 2008 2007	$ $ $	279,519 285,000 270,000	(4) (4) (4)	$ $ $	— — —	$ $ $	179,250 — —	$ $ $	— — 266,482	$ $ $	13,000 12,000 12,000	$ $ $	471,769 297,000 548,482	(5) (5) (5)

Robert Stache Senior Vice President—Sales	2009 2008 2007	$ $ $	279,519 285,000 270,000	(4) (4) (4)	$ $ $	— — —	$ $ $	179,250 — —	$ $ $	— — 266,482	$ $ $	13,000 12,000 12,000	$ $ $	471,769 297,000 548,482	(5) (5) (5)

Paul Waimberg Vice President—Finance and Corporate Development	2009		$175,698			$—		$59,750		$—		$—		$235,448	(5)

Gregg Strom (6) Vice President—Business Development	2009 2008 2007	$ $ $	234,112 238,702 231,750		$ $ $	— — —	$ $ $	11,950 — —	$ $ $	— — 110,170	$ $ $	13,000 12,000 12,000	$ $ $	259,062 250,702 353,920	(5) (5) (5)

(1)	Represents the aggregate grant date fair value of awards made during the year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 referred to as “ASC Topic 718” based on the assumptions set forth in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and without giving effect to the estimate of forfeitures related to service-based vesting conditions. In 2009, Messrs. Miller and Shane each received 10,000 restricted phantom units with an aggregate fair value of $188,000 and 175,000 UARs with an aggregate fair value of $418,250, Messrs. William and Michael Shane each received 75,000 UARs with an aggregate fair value of $179,250 Mr. Wamberg received 25,000 UARs with an aggregate fair value of $59,750 and Mr. Strom received 5,000 UARs with an aggregate fair value of $11,950.
(2)	Non-equity incentive compensation is payable pursuant to our annual cash incentive program, which provides that certain of our employees, including the named executive officers, will be paid a bonus if our EBITDA exceeds a goal established by the board of directors of our general partner. See the discussion below under “2009, 2008 and 2007 Cash Incentive Plan.”
(3)	Amount of auto allowance. Includes $386 and $415 in expenses related to the travel of the spouses of Messrs. Miller and Shane, respectively, on business trips.
(4)	Base salary is payable pursuant to the terms of an employment agreement effective as of September 20, 2004. (See “Employment Agreements”)

(5)	For information regarding cash distributions that may be received by our named executive officers by reasons of their ownership interests in our general partner or its affiliates see “Certain Relationships and Related Transactions.”
(6)	Mr. Strom served as an executive officer until November of 2009.

2009, 2008 and 2007 Cash Incentive Plan

The Cash Incentive Plan amount shown in the Summary Compensation Table above is equal to the amount distributed under our Annual Cash Incentive Program. Payments under this plan are based upon attaining an internally generated calculation of EBITDA.

The table below details the target EBITDA and amounts granted to each named executive for the years ended December 31, 2009, 2008 and 2007.

	For the year ended December 31,
	2009			2008			2007
	Target EBITDA	Actual EBITDA	Bonus paid	Target EBITDA	Actual EBITDA	Bonus paid	Target EBITDA	Actual EBITDA	Bonus paid
Lawrence Miller	$55,242,000	$46,201,000	$—	$54,290,000	$47,351,000	$—	$34,386,000	$40,864,000	$373,074
William Shane	$55,242,000	$46,201,000	$—	$54,290,000	$47,351,000	$—	$34,386,000	$40,864,000	$373,074
Michael Stache	$55,242,000	$46,201,000	$—	$54,290,000	$47,351,000	$—	$34,386,000	$40,864,000	$266,482
Robert Stache	$55,242,000	$46,201,000	$—	$54,290,000	$47,351,000	$—	$34,386,000	$40,864,000	$266,482
Paul Waimberg	$55,242,000	$46,201,000	$—	$54,290,000	$47,351,000	$—	$34,386,000	$40,864,000	$103,728
Gregg Strom	$55,242,000	$46,201,000	$—	$54,290,000	$47,351,000	$—	$34,386,000	$40,864,000	$110,170

Total EBITDA generated for the years ended December 31, 2009, 2008 and 2007 were approximately $46.2 million, $47.4 million and $40.9 million, respectively. The 2009 and 2008 amounts were below our target levels of approximately $55.2 million and $54.3 million during each of these years and accordingly we paid no bonus in either of these years. The 2007 amount was above the target level of approximately $34.4 million and accordingly we paid a bonus of approximately $1.4 million, in the aggregate, to the named executive officers during that year.

The EBITDA measurement utilized for our Annual Cash Incentive Program is a non-GAAP financial measure. The table below reconciles Net Income as shown in our Consolidated Statement of Operations (the GAAP measure we believe most closely reconciled to this calculation of EBITDA) to EBITDA used in our calculation of our Annual Cash Incentive Program:

	For the year ended December 31,
	2009	2008	2007
	(amounts in thousands)
Net income (loss)	$(1,077)	$4,556	$2,786

Expenses (revenues) incurred (earned) due to a change in accounting principle	2,292	—	—
Interest expense	14,409	12,714	9,075
Total income taxes	(1,954)	80	625
Depreciation and amortization	6,390	5,029	3,891
Amortization of cemetery property	5,864	6,368	5,791
Non-cash unit-based compensation	1,576	2,262	4,741
(Gains) losses from the sale or purchase of certain defined assets	(4,869)	—	—
Other non-cash (gains) losses	4,923	—	—
Increase in deferred cemetery revenues (a)	26,633	25,720	17,428
Increase in deferred selling expenses	(7,987)	(9,378)	(3,473)

EBITDA	$46,201	$47,351	$40,864

(a)	The increase in deferred revenues does not directly tie to the changes in deferred cemetery revenues, net, that can be calculated by comparing our balance sheet position at different points in time. This is because deferred cemetery revenues, net, as presented on our balance sheet also includes deferred unrealized gains and losses on our merchandise trust assets. These changes are not included in net income.

Grants of Plan-Based Awards During Year Ended December 31, 2009

The following table sets forth information regarding grants of awards under the incentive plan to our named executive officers during the year ended December 31, 2009.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Lawrence Miller	16-Dec-09	10,000	—	—	—	188,000
Lawrence Miller	16-Dec-09	—	175,000	18.80	19.15	418,250
William R. Shane	16-Dec-09	10,000	—	—	—	188,000
William R. Shane	16-Dec-09	—	175,000	18.80	19.15	418,250
Michael L. Stache	16-Dec-09	—	75,000	18.80	19.15	179,250
Robert Stache	16-Dec-09	—	75,000	18.80	19.15	179,250
Paul Waimberg	16-Dec-09	—	25,000	18.80	19.15	59,750
Gregg Strom	16-Dec-09	—	5,000	18.80	19.15	11,950

(1)	Represent restricted phantom units, which become payable, in cash or common units, at our election, upon the separation of the named executive officer from service as an executive of our general partner or upon the occurrence of certain other events specified in the executive restricted phantom unit agreement. Each phantom unit includes a DER, which entitles the named executive officer to receive additional phantom units upon each distribution made to our common unit holders.
(2)	Represent UARs, which vest at a percentage rate equal to a fraction, the numerator of which is the number of calendar months which have elapsed since December 16, 2009 and the denominator of which is 48. UARs expire on December 16, 2014.

(3)	Represents the aggregate grant date fair value of awards computed in accordance with ASC Topic 718, based on assumptions set forth in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and without giving effect to the estimate of forfeitures related to service-based vesting conditions.

Outstanding Equity Awards at December 31, 2009

The following table sets forth information with respect to outstanding equity awards for our named executive officers at December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested
Lawrence Miller	1,823		173,177	(3)	$18.80	12/16/2014	40,750	$804,813
William R. Shane	1,823		173,177	(3)	$18.80	12/16/2014	40,750	$804,813
Michael L. Stache	781		74,219	(3)	$18.80	12/16/2014	22,250	$439,438
Robert Stache	781		74,219	(3)	$18.80	12/16/2014	22,250	$439,438
Paul Waimberg	10,000	(2)	—		$24.14	11/27/2011	6,000	$118,500
Paul Waimberg	260		24,740	(3)	$18.80	12/16/2014	—	—
Gregg Strom	10,000	(2)	—		$24.14	11/27/2011	6,000	$118,500
Gregg Strom	52		4,948	(3)	$18.80	12/16/2014	—	—

(1)	Pursuant to an executive restricted phantom unit agreement entered into under the incentive plan, on December 16, 2009, Messrs. Miller and Shane each received 10,000 phantom units. The phantom units become payable, in cash or common units, at our election, upon the separation of the executive from service as an executive of our general partner or upon the occurrence of certain other events specified in the executive restricted phantom unit agreement. The market value has been computed by multiplying the closing price of the common units on December 31, 2009 by the number of unvested units. Pursuant to key employee restricted phantom unit agreements entered into under the incentive plan, on November 8, 2006, Messrs. Miller and Shane each hold 10,750 time-vested and 20,000 performance vested units, Messrs. M. Stache and R. Stache each hold 8,250 time-vested and 14,000 performance vested units, and Mr. Strom and Mr. Waimberg each hold 2,500 time-vested and 3,500 performance vested units, which have not vested, as set forth in their respective key employee restricted phantom unit agreements.
(2)	Pursuant to a unit appreciation rights agreement entered into under the incentive plan, on November 27, 2006, Messrs. Waimberg and Strom were each granted 10,000 performance vested UARs. The UARs entitle them to receive, in our whole common units, the excess of the fair value of the common unit on the exercise date over the base exercise price of $24.14, which was the last trading price of a common unit immediately preceding the date of grant. All UARs were vested and unexercised at December 31, 2009.
(3)	Pursuant to a unit appreciation rights agreement entered into under the incentive plan, on December 16, 2009, Messrs. Miller, Shane, M. Stache, R. Stache, Waimberg and Strom were each granted 175,000, 175,000, 75,000, 75,000, 25,000 and 5,000 UARs, respectively. The UARs entitle each executive to receive, in our whole common units, the excess of the fair value of the common unit on the exercise date over the base exercise price of $18.80, which was the last trading price of a common unit immediately preceding the date of grant. The UARs vest ratably over a period of 48 months beginning on the grant date.

Employment Agreements

The following is a summary of the material provisions of the employment agreements between our general partner and Messrs. Miller, Shane, M. Stache and R. Stache.

The employment agreements contemplate that each employee will serve as an officer of our general partner. Each of the employment agreements has an initial term that expires one year from the effective date, but is automatically extended for successive one-year terms unless either party gives written notice of non-renewal 90 days prior to the end of the term.

The employment agreements provide for a base annual salary of $350,000 for each of Messrs. Miller and Shane and $250,000 for each of Messrs. M. Stache and R. Stache, subject to increase at the discretion of our general partner. In addition, each employee is eligible to receive an annual bonus award based upon satisfaction of mutually agreed upon targets established by our general partner and approved by the board of directors of our general partner or the compensation committee of our general partner. If no targets are established, the employee may, at the discretion of our general partner, receive a bonus of up to 50% of base salary for meeting budgeted goals. The employee is also entitled to participate in other discretionary bonus or performance-based bonus programs for senior executives, as determined by the compensation committee of our general partner, including unit incentive plans adopted by our general partner.

If the employee’s employment is terminated without cause or if the employee resigns for good reason, the employee will be entitled to severance in an amount equal to the product of employee’s base salary at the time of termination or resignation and 2.5. The employment agreements of Messrs. Miller and Shane define cause as (a) fraud, willful misconduct or gross negligence by the employee that materially adversary affects our reputation or the reputation of our general partner and continues after notice and, if requested by the employee, an opportunity to be heard, or (b) any chemical dependence that materially adversely affects the employee’s performance of his duties and responsibilities and for which the employee fails to undertake and maintain treatment. The employment agreements of Messrs. M. Stache and R. Stache define cause as (a) the gross neglect or willful failure by the employee to perform his duties and responsibilities as set forth in the employment agreement, which is not cured within thirty days of notice to the employee; (b) any act of fraud by the employee, whether relating to our general partner or otherwise; (c) the conviction or entry into a plea of nolo contendere by the employee with respect to any felony or misdemeanor (other than a traffic offense which does not result in imprisonment); (d) the commission by the employee of any willful or intentional act (including any violation of law) which materially injures the reputation or materially adversely affects the business or business relationships of our general partner; or (e) any willful failure or willful breach (not covered by any of clauses above) of any of the material obligations of the employment agreement. An employee will be deemed to have terminated his employment for good reason if, among other things, such employee resigns after the location of the principal office of our general partner is moved outside a 75-mile radius of its former location in Bristol, Pennsylvania; the employee is removed from his executive position; the employee has a material change in duties or compensation, or our general partner willfully breaches the employment agreement.

During the employee’s employment period and for one year thereafter, the employee is generally prohibited from engaging in any business that competes with our general partner in areas in which our general partner conducts business as of the date of termination. During the employee’s employment period and for two years thereafter, the employee is generally prohibited from soliciting or inducing any of our employees to terminate their employment with us or accept employment with anyone else or interfere in a similar manner with our business. The non-competition period may terminate earlier as determined by the board of directors of our general partner if (a) the employee is terminated other than for cause and (b) such termination does not occur within 30 days after a change in control. The employment agreements define a “change in control” as including (i) a bona fide sale of all or substantially all of the assets of our general partner to any person or entity other than an affiliate, (ii) a merger, reorganization, consolidation or other transaction where more than 50% of the combined voting power of the equity interests in our general partner ceases to be owned by certain persons who own such interests at the effective date of the employment agreement or (iii) the acquisition of 40% or more of the equity interests in our general partner by any person not currently part of the ownership of our general partner, except where the person is an employee benefit fund or one who effects the purchase at the request of or with the approval of the board of directors of our general partner.

Potential Payments Upon Termination or Change of Control

The following table describes the potential payments and benefits under the employment agreements and agreements relating to awards granted under the incentive plan to which the named executive officers would be entitled upon termination of employment if our general partner terminated their employment without cause or if the executive terminates for good reason, assuming the termination took place on December 31, 2009. A change of control of our general partner or of us would not trigger severance payments but would accelerate the vesting of the outstanding unvested awards granted under the incentive plan.

Name	Cash Severance Payment (1)	Continuation of Medical/Welfare Benefits (Present Value) (2)	Accelerated Vesting of Equity Awards (3)	Total Termination Benefits
Lawrence Miller	$1,000,000	$27,523	$363,750	$1,391,273
William R. Shane	$1,000,000	$27,523	$363,750	$1,391,273
Michael L. Stache	$712,500	$21,333	$71,250	$805,083
Robert Stache	$712,500	$21,333	$71,250	$805,083
Paul Waimberg	$—	$—	$23,750	$23,750
Gregg Strom	$—	$—	$4,750	$4,750

(1)	Messrs. Miller, Shane, M. Stache and R. Stache are each entitled to 2.5 times their base annual salary. The 2009 base salary amount disclosed in the Summary Compensation Table included a reduction for a 2009 furlough program. The cash severance benefit does not get reduced for the 2009 furlough program.
(2)	Messrs. Miller, Shane, M. Stache and R. Stache are each entitled to continued coverage under our medical insurance program for two years.
(3)	At December 31, 2009, Messrs. Miller and Shane each held 10,000 deferred executive phantom units. Messrs. Miller, Shane, M. Stache, R. Stache, Waimberg and Strom each held 175,000, 175,000, 75,000, 75,000, 25,000 and 5,000 UARs, respectively, for which the exercise price was $18.80. Amounts included in this column were calculated based upon the market value of our outstanding common units at December 31, 2009 ($19.75 per unit). The value of Messrs. Miller’s and Shane’s deferred executive phantom units is equal to the total units outstanding multiplied by the December 31, 2009 market value of our common units. The value of all UARs is equal to the total UARs granted multiplied by the remainder of the market value of our common units at December 31, 2009 less the UARs’ exercise price ($18.80 per UAR).

Director Compensation

The following table sets forth compensation information for 2009 for each member of our general partner’s board of directors who is not also an executive officer. Our executive officers do not receive additional compensation for serving on the board. See “Summary Compensation Table” for disclosures related to our executive-officer directors, Lawrence Miller and William R. Shane.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2) (3)	Option Awards (2) (3)	Total
Howard Carver	$33,250	$27,687	$35,850	$96,787
Allen Freedman	$43,250	$29,660	$35,850	$108,760
Peter Grunebaum	$33,250	$29,112	$35,850	$98,212
Robert B. Hellman, Jr.	$22,125	$14,820	$35,850	$72,795
Martin R. Lautman	$29,500	$29,660	$35,850	$95,010
Fenton R. Talbott	$37,500	$29,660	$35,850	$103,010

(1)	Each board member receives an annual cash retainer of $22,500, an annual retainer in deferred restricted phantom units of $12,500, a meeting fee of $1,000 for each meeting of the board of directors attended in person and $750 for each committee meeting attended in person, a fee of $500 for participation in each telephone board call that is greater than one hour, but less than two hours, and $1,000 for participation in each telephone board call that is two hours or more. In addition, Allen Freedman received $10,000 for serving as the chairman of the audit committee of the board of directors of our general partner. Mr. Freedman did not receive any additional fees for serving as the chairman of the conflicts committee. Pete Talbott received $2,500 for being the chairman of the compensation committee and $2,500 for being the chairman of the trust and compliance committee.
(2)	During 2009, each of Messrs. Carver, Freedman, Grunebaum, Hellman, Lautman and Talbott were awarded a total of 873.64 deferred restricted phantom units in payment of the portion of their annual retainer. The deferred restricted phantom units are credited to a mandatory deferred compensation account established for each such person. For each deferred restricted phantom unit in such account, we credit the account, solely in additional deferred restricted phantom units, an amount of DERs so as to provide the deferred restricted phantom unit holders a means of participating on a one-for-one basis in distributions made to holders of our common units. In 2009, Messrs. Freedman, Lautman and Talbott were each credited with an additional 1074.01 deferred restricted phantom units, Mr. Grunebaum was credited with an additional 1039.53 deferred restricted phantom units, Mr. Carver was credited with an additional 949.82 deferred restricted phantom units and Mr. Hellman was credited with an additional 59.77 deferred restricted phantom units pursuant to their DERs. In addition to these amounts, Messrs. Freedman, Lautman and Talbott each own an additional 6,848.59 deferred restricted phantom units, Mr. Grunebaum owns an additional 6,617.60 deferred restricted phantom units and Mr. Carver owns an additional 6,016.63 deferred restricted phantom units, in each case received in connection with their annual directors compensation for years prior to 2009. Accordingly, at December 31, 2009, the aggregate number of awards outstanding for each of our non-employee directors was 8,796.24 for each of Messrs. Freedman, Lautman and Talbott, 8,530.77 for Mr. Grunebaum, 7,840.09 for Mr. Carver and 933.41 for Mr. Hellman. Payments to participants from the participant’s mandatory deferred compensation account will be made on the earlier of (i) separation of the participant from service as a director, (ii) disability, (iii) unforeseeable emergency, (iv) death, or (v) change of control of our company or our general partner. Participants will be paid at our election in our common units or cash.

In addition, during 2009, each director was awarded 15,000 UARs at the exercise price of $18.80. UARs expire on December 16, 2014 and vest, subject to certain conditions, at a percentage rate equal to a fraction, the numerator of which is the number of calendar months which have elapsed since December 16, 2009 and the denominator of which is 48.

(3)	Represents the aggregate grant date fair value of awards made during the year in accordance with ASC Topic 718 based on the assumptions set forth in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K and without giving effect to the estimate of forfeitures related to service-based vesting conditions. The grant date fair value of each grant awarded to each director of our general partner who was not also an executive officer of our general partner is as follows:

		Fair Value of Grants Awarded
Grant Date	Fair Value per Unit	Allen Freedman	Martin Lautman	Fenton Talbott	Peter Grunebaum	Robert Hellman	Howard Carver
2/11/2009	$14.19	$3,764	$3,764	$3,764	$3,637	$—	$3,307
3/3/2009	$10.50	$3,125	$3,125	$3,125	$3,125	$—	$3,125
5/12/2009	$15.15	$3,142	$3,142	$3,142	$3,142	$—	$3,142
5/15/2009	$16.32	$4,402	$4,402	$4,402	$4,259	$—	$3,889
6/23/2009	$14.98	$—	$—	$—	$—	$7,840	$—
8/14/2009	$15.61	$4,375	$4,375	$4,375	$4,237	$290	$3,879
9/17/2009	$16.27	$3,172	$3,172	$3,172	$3,172	$3,172	$3,172
11/10/2009	$17.94	$3,116	$3,116	$3,116	$3,116	$3,116	$3,116
11/11/2009	$17.64	$4,564	$4,564	$4,564	$4,424	$402	$4,058
12/16/2009	$2.39	$35,850	$35,850	$35,850	$35,850	$35,850	$35,850
Total		$65,510	$65,510	$65,510	$64,962	$50,670	$63,537

Long-Term Incentive Plan

Our general partner has adopted the incentive plan for its employees, consultants and directors, who perform services for us. The incentive plan permits the grant of awards covering an aggregate of 624,000 common units in the form of unit options, UARs, restricted units and phantom units. The incentive plan is administered by the compensation committee of our general partner’s board of directors. For a summary description of the incentive plan, see “Proposal Two – Amendment of StoneMor Partners L.P. Long-Term Incentive Plan.”

Compensation Committee Interlocks and Insider Participation

None of the persons who served as members of the compensation committee (Fenton R. Talbott, Robert B. Hellman, Jr. or Martin R. Lautman) in 2009 has ever been an officer or other employee of our company, or has any relationship requiring disclosure under Item 404 of Regulation S-K other than as described in “Certain Relationships and Related Transactions” below.

Additionally, there were no compensation committee “interlocks” during 2009, which generally means that none of executive officers of our general partner served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the compensation committee of the board of directors of our general partner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedures

The board of directors of our general partner established the conflicts committee, which is authorized to exercise all of the power and authority of the board of directors in connection with investigating, reviewing and acting on matters referred or disclosed to it where a conflict of interest exists or arises and performing such other functions as the board may assign to the Conflicts Committee from time to time. Pursuant to the conflicts committee charter, the conflicts committee is responsible for reviewing all matters involving a conflict of interest submitted to it by the board of directors or as required by any written agreement involving a conflict of interest to which we are a party. In approving or ratifying any transaction or proposed transaction, the conflicts committee determines whether the transaction complies with our policies on conflicts of interests.

Distributions and Payments to our General Partner and its Affiliates

We were formed as a Delaware limited partnership to own and operate cemetery and funeral home properties previously owned and operated by Cornerstone Family Services, Inc., referred to as “Cornerstone,” which was converted into CFSI LLC, prior to our initial public offering of common units representing limited partner interests on September 20, 2004. The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with our ongoing operation and any liquidation. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Distributions of available cash to our general partner and its affiliates	We will generally make cash distributions of 98% to the unitholders, including our general partner, in respect of the common units that it owns, and 2% to our general partner. If distributions exceed target distribution levels, our general partner will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest level.

Payments to our general partner and its affiliates	Our general partner and its affiliates do not receive any management fee or other compensation for the management of our business and affairs, but they are reimbursed for all expenses that they incur on our behalf, including general and administrative expenses and corporate overhead. As the sole purpose of the general partner is to act as our general partner, substantially all of the expenses of our general partner are incurred on our behalf and reimbursed by us or our subsidiaries. Our general partner determines the expenses that are allocable to us in good faith.

Withdrawal or removal of our general Partner	If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests.

Liquidation	Upon our liquidation, the unitholders and our general partner will be entitled to receive liquidating distributions according to their respective capital account balances.

Ownership Interests in our General Partner

Our general partner owns our 2% general partner interest and our incentive distribution rights. The following table shows the owners of our general partner:

Name.	Ownership of Outstanding Class A Units of StoneMor GP LLC		Ownership of Outstanding Class B Units of StoneMor GP LLC
CFSI LLC	100	%(1)	—
Lawrence Miller	—		30%
William R. Shane	—		30%
Michael Stache	—		20%
Robert Stache	—		20%

(1)	In connection with the conversion of Cornerstone into CFSI LLC, all of the outstanding shares of Cornerstone common stock were converted into Class B units of CFSI LLC, and all of the outstanding shares of Cornerstone preferred stock were converted into Class A units of CFSI LLC (since redeemed). CFSI LLC is owned directly by Cornerstone Family Services LLC (85% of the Class B units), the McCown De Leeuw funds (approximately 10.1% of the Class B units), Messrs. Miller and Shane (each of whom owns, along with family partnerships, approximately 1.2% of the Class B units), and other individuals, including the following directors, executive officers and other key employees of our general partner, each of whom owns less than 1% of the Class B units: M. Stache, R. Stache, Strom, Waimberg, Talbott, Lautman and Freedman. Cornerstone Family Services LLC is, in turn, owned directly by the McCown De Leeuw funds (approximately 90.8% membership interest), institutional investors (approximately 5.3% aggregate membership interest) and other individuals, including the following directors and executive officers of our general partner: Messrs. Miller, Shane and Lautman. Each of Messrs. Shane and Miller owns an approximately 1.6% membership interest in Cornerstone Family Services LLC through family partnerships and Mr. Lautman owns less than approximately a 1% membership interest in Cornerstone Family Services LLC. As a result of their ownership interests in CFSI LLC and Cornerstone Family Services LLC, each of these executive officers, other key employees and directors of our general partner holds an indirect interest in the Class A units of our general partner, which are described below.

The membership interests in our general partner are represented by two classes of units, the Class A units and the Class B units. Each of Messrs. Miller and Shane owns 24 Class B units, or 30% of the 80 outstanding Class B units and each of Messrs M. Stache and R. Stache owns 16 Class B units or 20% of the 80 outstanding Class B units. The compensation committee of our general partner may issue up to 20 additional Class B units to other executive officers of our general partner without the consent of Mr. Miller or Mr. Shane. At such time that 100 or more Class B units are issued and outstanding, Messrs. Miller and Shane must consent to any additional issuances of Class B units for so long as both of them are executive officers of our general partner and holders of Class B units. If at that time only one of Messrs. Miller and Shane is both an executive officer of our general partner and a holder of Class B units, then only that one must consent to such additional issuances. If at that time neither of Messrs. Miller and Shane is both an executive officer of our general partner and a holder of Class B units, then holders of a majority of outstanding Class B units must consent to such additional issuances. Additional issuances of Class B units will dilute all outstanding Class B units on a pro rata basis.

The Class B units in the aggregate are entitled to 50% of all quarterly cash distributions that we pay to our general partner with respect to its general partner interest and 25% of all quarterly cash distributions that we pay to our general partner with respect to its incentive distribution rights.

Messrs. Miller, Shane, M. Stache, R. Stache, Strom, Waimberg, Talbott, Lautman and Freedman also indirectly own Class A units of our general partner as a result of their direct and indirect ownership of membership interests in Cornerstone Family Services LLC and CFSI LLC discussed in footnote (1) to the table above. These persons directly hold an aggregate of approximately 4.6% of the Class B units in CFSI LLC. In addition, Messrs. Miller, Shane and Lautman own an approximate aggregate 3.9% membership interest in Cornerstone Family Services LLC, which in turn owns 85% of the Class B units in CFSI LLC, which will initially own all of the Class A units of our general partner. As a result, these persons collectively own, indirectly, an aggregate of approximately 7.9% of the Class A units of our general partner. The Class A units of our general partner are entitled to the remaining 50% interest on distributions that we pay to our general partner with respect to its general partner interest and the remaining 75% of all distributions that we pay to our general partner with respect to its incentive distribution rights.

The Class A and Class B units of our general partner are subject to certain transfer and purchase rights and obligations upon the occurrence of certain events, such as:

•	a change of control of CFSI LLC or our general partner;

•	transfers by certain holders of Class A units of our general partner; or

•	the death or disability of a holder of Class B units of our general partner.

Relationships and Related Transactions with CFSI LLC and Cornerstone Family Services LLC

Agreements Governing the Partnership

We, our general partner, our operating company and other parties have entered into various documents and agreements that effected the initial public offering transactions, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries, and the application of the proceeds of the initial public offering. These agreements are not the result of arm’s-length negotiations, and we cannot assure you that they, or any of the transactions that they provide for, have been effected on terms at least as favorable to the parties to these agreements as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with transferring assets into our subsidiaries, have been paid from the proceeds of the initial public offering.

Omnibus Agreement

On September 20, 2004, we entered into an omnibus agreement with the McCown De Leeuw funds, Cornerstone Family Services LLC, CFSI LLC, our general partner and StoneMor Operating LLC.

Under the omnibus agreement, as long as our general partner is an affiliate of the McCown De Leeuw funds, the McCown De Leeuw funds will agree, and will cause its controlled affiliates to agree, not to engage, either directly or indirectly, in the business of owning and operating cemeteries and funeral homes (including the sales of cemetery and funeral home products and services) in the United States.

CFSI LLC has agreed to indemnify us for all federal, state and local income tax liabilities attributable to the operation of the assets contributed by CFSI LLC to us prior to the closing of the public offering. CFSI LLC has also agreed to indemnify us against additional income tax liabilities, if any, that arise from the consummation of the transactions related to our formation in excess of those believed to result at the time of the closing of our initial public offering. We estimate that $600,000 of state income taxes and no federal income taxes will be due as a result of these formation transactions. CFSI LLC has also agreed to indemnify us against the increase in income tax liabilities of our corporate subsidiaries resulting from any reduction or elimination of our net operating losses to the extent those net operating losses are used to offset any income tax gain or income resulting from the prior operation of the assets of CFSI LLC contributed to us, or from our formation transactions in excess of such gain or income believed to result at the time of the closing of the initial public offering. Until all of its indemnification obligations under the omnibus agreement have been satisfied in full, CFSI LLC is subject to limitations on its ability to dispose of or encumber its interest in our general partner or the common units held by it (except upon a redemption of common units by the partnership upon any exercise of the underwriters’ over-allotment option) and will also be prohibited from incurring any indebtedness or other liability. CFSI LLC is also subject to certain limitations on its ability to transfer its interest in our general partner or the common units held by it if the effect of the proposed transfer would trigger an “ownership change” under the Code that would limit our ability to use our federal net operating loss carryovers.

The omnibus agreement may not be amended without the prior approval of the conflicts committee if our general partner determines that the proposed amendment will adversely affect holders of our common units. Any action, notice, consent, approval or waiver permitted or required to be taken or given by us under the indemnification provisions of the omnibus agreement must be taken or given by the conflicts committee of our general partner.

In 2005 through 2009, we inadvertently did not subtract state income taxes in the aggregate amount of $373,567, which we were required to withhold from cash distributions to CFSI LLC, a holder of more than 5% of our common units, which distributions were made as part of regular cash distributions to all of our unitholders. We intend to subtract the amount of such overpayment from our future distributions to CFSI LLC if CFSI LLC does not otherwise reimburse us for such amount.

Relationship with the McCown De Leeuw Funds

The McCown De Leeuw funds are the beneficial owner of approximately 87.2% of the Class B units of CFSI LLC through their direct ownership of approximately 10.1% of the Class B units of CFSI LLC and indirectly through their ownership of approximately 90.8% of the membership interests in Cornerstone Family Services LLC, which owns approximately 85% of the Class B units of CFSI LLC.

Under the Limited Liability Company Agreement of CFSI LLC, the McCown De Leeuw funds have the right to designate at least three individuals, and such other greater number of individuals, to serve on the board of managers of CFSI LLC. In addition, for so long as Mr. Miller serves as an officer of CFSI LLC, he will also serve as a manager of CFSI LLC, and for so long as Mr. Shane serves as an officer of CFSI LLC, he will also serve as a manager of CFSI LLC. Prior to the conversion of Cornerstone into CFSI LLC, a stockholders agreement among Cornerstone and its stockholders required each stockholder to vote all of its shares of Cornerstone to elect and maintain a board of directors of Cornerstone comprised of at least three, and such other greater number, of individuals designated by the McCown De Leeuw funds.

The Limited Liability Company Agreement of CFSI LLC contains provisions that require CFSI LLC, through its direct control of our general partner and its indirect control of us and our subsidiaries, to prevent us, our subsidiaries and our general partner from taking certain significant actions without the approval of CFSI LLC. These actions include:

•	certain acquisitions, borrowings and capital expenditures by us, our subsidiaries or our general partner;

•	issuances of equity interests in us or our subsidiaries; and

•	certain dispositions of equity interests in, or assets of, us, our general partner or our subsidiaries.

Under the Second Amended and Restated Limited Liability Company Agreement of Cornerstone Family Services LLC, the McCown De Leeuw funds have the right to designate at least three individuals, and such other greater number of individuals, to serve on the board of managers of Cornerstone Family Services LLC. In addition, for so long as Mr. Miller serves as an officer of Cornerstone Family Services, LLC, he will also serve as a manager of Cornerstone Family Services LLC, and for so long as Mr. Shane serves as an officer of Cornerstone Family Services LLC, he will also serve as a manager of Cornerstone Family Services, LLC.

Under the Second Amended and Restated Limited Liability Company Agreement of Cornerstone Family Services LLC and the Limited Liability Company Agreement of CFSI LLC, each manager of Cornerstone Family Services LLC and each manager of CFSI LLC have agreed to cause Cornerstone Family Services LLC, CFSI LLC and any of their respective subsidiaries, as the case may be, to designate at least three individuals, and such other greater number of individuals designated by the McCown De Leeuw funds to serve as members of the board of managers of StoneMor Operating LLC; and to take such actions as may be necessary to cause the election of additional persons designated by the McCown De Leeuw funds as managers of StoneMor Operating LLC and to amend the limited liability company agreement of StoneMor Operating LLC as necessary.

Robert B. Hellman Jr., who serves as one of our directors, as the Chief Executive Officer and a Managing Director of McCown De Leeuw & Co., LLC and in various other positions with the McCown De Leeuw funds, has applied for a U.S. patent on a technology entitled, “Apparatus and Method for Operating a Death Care Business as a Master Limited Partnership.” The computer-implemented method defines death care master limited partnership assets based upon qualifying death care business income sources and non-qualifying death care business income sources. The pending patent application was filed on November 27, 2002, and claims priority to an earlier patent application filed November 30, 2001. Mr. Hellman assigned the patent application to McCown De Leeuw & Co. IV, L.P. in February 2003 and recorded the assignment in the United States Patent and Trademark Office in March 2003. McCown De Leeuw & Co. IV, L.P. assigned a 50% ownership interest in the patent application and, if issued, the patent to the partnership. That patent application is still pending. We cannot assure you that the patent will be issued or, if it is issued and subsequently challenged, that it will be determined to be valid.

OTHER INFORMATION

Other Business; Adjournment and Postponements

We currently are not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, or any adjourned or postponed special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn or postpone the special meeting. Adjournments or postponements of the special meetings may be made for the purpose of, among other things, soliciting additional proxies from unitholders to approve the amendment of the incentive plan or to ratify the appointment of our independent registered public accounting firm. If any adjournment or postponement is for more than 45 days, then our general partner will set a new record date and mail a new notice of special meeting.

Unitholder Proposals

Your common units do not entitle you to make proposals at the special meeting.

Under applicable Delaware law and our partnership agreement, we are not required to hold an annual meeting of unitholders. Special meetings may be called by our general partner or by limited partners owning 20% or more of the outstanding common units of the class or classes for which a special meeting is proposed. Limited partners calling a special meeting must indicate in writing to our general partner the general or specific purposes for which the special meeting is to be called.

SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware Revised Uniform Limited Partnership Act or the law of any other state in which we are qualified to do business.

STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC,
our general partner

Name:	William R. Shane
Title:	Executive Vice President, Chief Financial Officer and Director

June 4, 2010

Appendix A

STONEMOR PARTNERS L.P.

LONG-TERM INCENTIVE PLAN

(As Amended April 19, 2010)

SECTION 1. Purpose of the Plan.

The StoneMor Partners L.P. Long-Term Incentive Plan (the “Plan”) has been adopted by StoneMor GP LLC, a Delaware limited liability company (the “Company”), the general partner of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), and is intended to promote the interests of the Partnership and the Company by providing to employees, consultants, and directors of the Company and its Affiliates incentive compensation awards for superior performance that are based on Units. The Plan is also contemplated to enhance the ability of the Company, the Partnership and their Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to advancing the business of the Partnership and their respective employers.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means an Option, Restricted Unit, Phantom Unit or Unit Appreciation Right granted under the Plan, and shall include any tandem DERs granted with respect to a Phantom Unit, Option or Unit Appreciation Right.

“Award Agreement” means the written agreement by which an Award shall be evidenced.

“Board” means the Board of Directors of the Company.

“Change of Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer or disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership or the Company to any Person and/or its Affiliates, other than to the Partnership, the Company and/or any of their Affiliates; (ii) the consolidation, reorganization, merger or other transaction pursuant to which more than 50% of the combined voting power of the outstanding equity interests in the Company cease to be owned by the Persons (including Affiliates thereof) who own such interests as of the effective date of the initial public offering of Units; or (iii) the Company (or an Affiliate thereof) ceasing to be the general partner of the Partnership. Notwithstanding the foregoing, with respect to any deferred compensation award hereafter which is subject to Section 409A of the Code and with respect to which Section 409A(a)(2)(A)(v) is applicable, a “Change of Control” shall not have been deemed to have occurred unless the requirements of Section 409A(a)(2)(A)(v) have been satisfied.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the compensation committee of the Board.

“Consultant” means an individual who performs services for the Company or an Affiliate and is not an Employee or a Director.

“DER” means a contingent right, granted in tandem with a specific Option, Unit Appreciation Right or Phantom Unit, to receive an amount, payable either in cash or Units (as determined by the Committee in its discretion) equal to the cash distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

“Director” means a member of the Board who is not an Employee.

“Employee” means any employee of the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the last trading date preceding the applicable date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“Option” means an option to purchase Units granted under the Plan.

“Participant” means any Employee, Consultant or Director granted an Award under the Plan.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of StoneMor Partners L.P., as it may be amended or amended and restated from time to time.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Phantom Unit” means a phantom (notional) Unit granted under the Plan upon or after vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture or is either not exercisable by or payable to the Participant, as the case may be.

“Restricted Unit” means a Unit granted under the Plan that is subject to a Restricted Period.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“UDR” means a distribution made by the Partnership with respect to a Restricted Unit.

“Unit” means a Common Unit of the Partnership.

“Unit Appreciation Right” means an Award that, upon exercise, entitles the holder to receive the excess of the Fair Market Value of Unit on the exercise date over the exercise price established for such Unit Appreciation Right. Such excess may be paid in cash and/or in Units as determined by the Committee in its discretion.

SECTION 3. Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary of any Award.

SECTION 4. Units.

(a) Limits on Units Deliverable. Subject to adjustment as provided in Section 4(c), the number of Units that may be delivered with respect to Awards under the Plan is 1,124,000. However, there shall not be any limitation on the number of Awards that may be granted and paid in cash.

(b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or any other Person, or any combination of the foregoing.

(c) Adjustments. In the event of any change in the outstanding Units by reason of a distribution in the form of Units, Unit split, combination of Units, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion, or what the Committee deems in its sole discretion to similar circumstances, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding

Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.

SECTION 5. Eligibility.

Any Employee, Consultant or Director shall be eligible to be designated a Participant and receive an Award under the Plan.

SECTION 6. Awards.

(a) Options. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Options shall be granted, the number of Units to be covered by each Option, whether DERs are granted with respect to such Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted and may be more but not less than its Fair Market Value as of the date of grant.

(ii) Time and Method of Exercise. The Committee shall determine the Restricted Period, i.e., the time after times at which an Option may be exercised in whole or in part, which may include, without limitation, accelerated vesting upon the achievement of specified performance goals, and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Company, a “cashless-broker” exercise through procedures approved by the Company, other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(iii) Forfeitures. Except as otherwise provided in the terms of the Option grant, upon termination of a Participant’s employment with or consulting services to the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all Options shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options.

(iv) Option DERs. To the extent provided by the Committee, in its discretion, a grant of Options may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Options Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(b) Restricted Units and Phantom Units. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Restricted Units or Phantom Units (or both) shall be granted, the number of Restricted Units or Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units or Phantom Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to the Phantom Units.

(i) DERs. To the extent provided by the Committee, in its discretion, a grant of Phantom Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Phantom Unit Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(ii) UDRs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that distributions made by the Partnership with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. Absent such a restriction on the UDRs in the grant agreement, UDRs shall be paid to the holder of the Restricted Unit without restriction.

(iii) Forfeitures. Except as otherwise provided in the terms of the Restricted Units or Phantom Units grant, upon termination of a Participant’s employment with or consulting services to the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Restricted Units and Phantom Units awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units and/or Phantom Units.

(iv) Lapse of Restrictions.

(A) Phantom Units. Except as otherwise specified in the Award or otherwise determined by the Committee, upon or as soon as reasonably practical following the vesting of each Phantom Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

(B) Restricted Units. Except as otherwise specified in the Award or otherwise determined by the Committee, upon or as soon as reasonably practical following the vesting of each Restricted Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to have the restrictions removed from his or her Unit certificate so that the Participant then holds an unrestricted Unit.

(v) Cancellation of Outstanding Options. Notwithstanding anything in the Plan or an Award Agreement to the contrary, the Committee may, in its sole discretion, cancel all or some of the Options then outstanding by paying the holder an amount of cash equal to the excess of the Fair Market Value of a Unit over the exercise price of such Option.

(c) Unit Appreciation Rights. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Unit Appreciation Rights shall be granted, the number of Units to be covered by each grant, whether DERs are granted with respect to such Unit Appreciation Right, the exercise price therefor and the conditions and limitations applicable to the exercise of the Unit Appreciation Right, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The exercise price per Unit Appreciation Right shall be determined by the Committee at the time the Unit Appreciation Right is granted but may not be less than its Fair Market Value as of the date of grant.

(ii) Time of Exercise. The Committee shall determine the Restricted Period, i.e., the time or times after which a Unit Appreciation Right may be exercised in whole or in part, which may include, without limitation, accelerated vesting upon the achievement of specified performance goals.

(iii) Forfeitures. Except as otherwise provided in the terms of the Unit Appreciation Right grant, upon termination of a Participant’s employment with or consulting services to the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Unit Appreciation Rights awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Unit Appreciation Rights.

(iv)(Unit Appreciation Right DERs. To the extent provided by the Committee, in its discretion, a grant of Unit Appreciation Rights may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Unit Appreciation Rights Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(d) General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in (C) below, each Option and Unit Appreciation Right shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, the Partnership or any Affiliate.

(C) To the extent specifically provided by the Committee with respect to an Option, or Unit Appreciation Right grant or other Award, an Option or Unit Appreciation Right or other Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(iv) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee determines.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award grant agreement (including, without limitation, any exercise price or tax withholding) is received by the Company.

(vii) Change of Control. Unless specifically provided otherwise in the Award agreement, upon a Change of Control all outstanding Awards shall automatically vest and be payable or become exercisable in full, as the case may be.

(viii) Substitute Awards. Awards may be granted under the Plan in substitution of similar awards held by individuals who become employees, consultants or directors as a result of a merger, consolidation or acquisition by the Company or an Affiliate of another entity or the assets of another entity. Such substitute awards may have exercise prices less than the Fair Market Value of a Unit on the date of such substitution.

(ix) Deferred Compensation Awards. Notwithstanding anything to the contrary contained herein, any Award which is subject to Section 409A of the Internal Revenue Code of 1986 (as amended) (the “Code”) shall, at a minimum, comply with all of the requirements set forth in Section 409A of the Code as are necessary to allow the deferral of federal income tax on the deferred compensation resulting from the award and to avoid the constructive receipt of such deferred compensation.

SECTION 7. Amendment and Termination.

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

(b) Amendments to Awards. Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the benefit to Participant without the consent of such Participant.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the

Partnership, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or such Award.

SECTION 8. General Provisions.

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes.

(c) No Right to Employment or Services. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate, to continue as a consultant, or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or terminate a consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award agreement or other agreement.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

(e) Severability. If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any award under any law deemed applicable by the compensation committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the compensation committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(k) Participation by Affiliates. In making Awards to Consultants and Employees employed by an entity other than by the Company, the Committee shall be acting on behalf of the Affiliate, and to the extent the Partnership has an obligation to reimburse the Company for compensation paid to Consultants and Employees for services rendered for the benefit of the Partnership, such payments or reimbursement payments may be made by the Partnership directly to the Affiliate, and, if made to the Company, shall be received by the Company as agent for the Affiliate.

(l) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

SECTION 9. Term of the Plan.

The Plan shall be effective on the date of its approval by the Board and shall continue until the earliest of (i) the date terminated by the Board, (ii) all available Units under the Plan have been paid to Participants, or (iii) the 10th anniversary of the date the Plan is approved by the Board or the unitholders, whichever occurs first. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

PROXY CARD

STONEMOR PARTNERS L.P.

PROXY FOR SPECIAL MEETING OF UNITHOLDERS

OF

STONEMOR PARTNERS L.P.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

STONEMOR GP LLC, GENERAL PARTNER OF

STONEMOR PARTNERS L.P.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned, whose signature appears on the reverse hereof, hereby appoints Mr. Lawrence Miller and Mr. William Shane, and each or either of them, as proxies with full power of substitution for and in the name of the undersigned to vote, as indicated below and in their discretion on such other matters as may properly come before the special meeting, in lieu of an annual meeting, or any adjournments or postponements thereof, the common units of StoneMor Partners L.P. that the undersigned would be entitled to vote if personally present at the special meeting to be held on Wednesday, July 14, 2010, and at any and all adjournments or postponements thereof, on the proposals set forth on the reverse hereof and on the transaction of any other business as may properly come before the special meeting or any adjournments or postponements thereof, including, without limitation, the adjournment or postponement of the special meeting in order to solicit additional votes from common unitholders in favor of adopting the proposals set forth on the reverse hereof.

(Continued and to be signed on the reverse side.)	14475

SPECIAL MEETING OF UNITHOLDERS OF

STONEMOR PARTNERS L.P.

July 14, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Special Meeting, Proxy Statement and Proxy Card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=13687

ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ê

¢ 00030300000000000000 8	071410

THE BOARD OF DIRECTORS OF STONEMOR GP LLC, OUR GENERAL PARTNER,

UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
		1.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of StoneMor Partners L.P. for the fiscal year ending December 31, 2010.	☐	☐	☐

		2.	Approval of the amendment of the StoneMor Partners L.P. Long-Term Incentive Plan to increase the number of units issuable under such plan by 500,000 common units from 624,000 to 1,124,000 and to create greater flexibility as to the type of awards that may be granted under the incentive plan.	☐	☐	☐

		3.	In the proxies’ discretion, upon other matters as may properly come before the special meeting of unitholders, or any adjournment or postponement thereof.

YOUR COMMON UNITS WILL BE VOTED AS DIRECTED ON THIS CARD. IF THIS CARD IS SIGNED AND NO DIRECTION IS GIVEN, IT WILL BE VOTED IN FAVOR OF THE PROPOSALS.
BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED HEREBY.

DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

By signing below, the undersigned hereby acknowledges receipt of the notice of the special meeting and the proxy statement.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢